Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

BCSB Bancorp, Inc.

Baltimore, Maryland

We hereby consent to the inclusion in the Prospectus and the Proxy Statement/Prospectus constituting a part of this Registration Statement on Amendment No. 3 to the Form S-l and in the Amended Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated November 30, 2004, except for Note 21, Restatement, as to which the date is July 13, 2007, relating to the consolidated financial statements of BCSB Bancorp, Inc. for the year ended September 30, 2004, appearing herein.

We also consent to the reference to us under the caption “Experts” in the Prospectus and the Proxy Statement/Prospectus.

Beard Miller Company LLP

Baltimore, Maryland

August 20, 2007